Exhibit 16.1

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Travelzoo Inc. and, under the date of March 14, 2016, we reported on the consolidated financial statements of Travelzoo Inc. as of and for the years ended December 31, 2015 and 2014, and the effectiveness of internal control over financial reporting as of December 31, 2015. On June 20, 2016, we were dismissed. We have read Travelzoo Inc.’s statements included under Item 4.01 of its Form 8-K dated June 20, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements under Item 4.01(b) that: 1) the change was approved by Audit Committee of the Board of Directors and 2) PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction on the type of audit opinion that might be rendered on Travelzoo Inc.’s consolidated financial statements.

Very truly yours,
/s/ KPMG LLP

Santa Clara, California
June 20, 2016